Exhibit 99.1

Compared to Q1 of 2008:

▪ Revenue increased  42%

▪ Gross profit  was 14.1 % as compared 10.3%

▪ Operating income increased by more than 140%

Newark, NY – January 19, 2009 – IEC Electronics Corp. (IECE.OB) announced its results for the first quarter of fiscal 2009, ending December 26, 2008.

On an unaudited basis, the Company reported revenue of $15.8 million for the quarter, operating income of $946,000 and net income of $532,000 or $0.06 per share.  This compares with revenue of $11.2 million, operating income of $393,000 and net income of $420,000 or $0.05 per share for the quarter ending December 28, 2007.  The comparable quarter’s results for the prior year were favorably impacted by a $120,000 deferred tax charge; Pro forma net income without the deferred tax charge would have been $300,000 or $0.03 per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We had a good quarter with our operating margins increasing across the board.  Our gross margin improved to 14.1% as compared with our first quarter’s gross margin of 10.3% for Q1 2008.  Operating income was 6% of sales versus 3.6% for the same period last year. While some of the improvement resulted from product mix a portion of the change was clearly due to improved manufacturing efficiency.  Our customer base continues to expand. During the quarter, we added a new customer in the Aerospace sector.

“We expect continued revenue growth during the balance of the year, and expect to further intensify our market focus in the medical technology sector in the coming quarters.  As we all know, the economy is in a deep recession.  While some of our customers are indeed experiencing significant difficulties we have others that continue to expand their commercial activity with us.  Partly, this is attributable to increases in their end market activity but a portion is due to our superior performance as it appears that we are taking market share from others. We view this as recognition of our continuing commitment to serving them ‘Absolutely, Positively Perfect and On Time(sm)’.”

“We have created a stronger Company, and believe the time may be near for applying to re-list our common stock on the NASDAQ Capital Market.  A NASDAQ listing will help attract a broader range of investors and will be in our long term best interests.  We believe we meet all of the listing requirements but for the $4.00 per share minimum bid price. At the forthcoming meeting of shareholders, we are seeking shareholder approval to execute, a one, up to four reverse split at any time before the 2010 shareholders’ meeting, at the discretion of the Board.   That reverse split would enable us to meet the minimum bid price.  Unlike the typical company seeking a reverse split in an effort to maintain its listing on NASDAQ while its operating performance is deteriorating, our operating performance has been accelerating.  We continue to move in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s first quarter 2009 results can be found on its web site at www.iec-electronics.com/finance/Q1-2009release.html
The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2008 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972 - 9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com